EXHIBIT 99.1

News Release

For Immediate Release	For Further Information Contact:
August 26, 2003	Arleen Llerandi
Director, Investor Relations
(407) 254-2989

HUGHES SUPPLY, INC.

REPORTS SECOND QUARTER EARNINGS

OF $0.80 PER DILUTED SHARE

Hughes Supply, Inc. (NYSE:HUG) Orlando, Florida

Hughes Supply, Inc., a leading distributor of construction and industrial materials, equipment and supplies, today announced results for its fiscal second quarter 2004 ended August 1, 2003. Net sales for the quarter were $815.1 million, an increase of 5%, compared to $774.7 million in last year’s second quarter. Sales for the 2004 fiscal second quarter, as summarized below, included $55.1 million in revenues from the Utiliserve acquisition which was completed in the fiscal third quarter of 2003.

	Second Quarter		First Half
	FY 2004	FY 2003	FY 2004	FY 2003
Comparable Branch Sales	$753.2	$766.6	$1,478.1	$1,493.9
Acquisitions and Newly-Opened Branches	58.6	2.3	112.5	2.3
Extra Week in First Quarter FY 2003	—	—	—	55.1
Closed/Combined Branches	3.3	5.8	7.3	13.4

Total	$815.1	$774.7	$1,597.9	$1,564.7

Memo: Comparable Branch “Same-Store” Sales Change	(1.8)%	(2.6)%	(1.1)%	(3.9)%

Net income totaled $18.7 million compared to $18.5 million in the prior year’s second quarter. Earnings per diluted share were $0.80 on approximately 23.3 million shares outstanding, compared to $0.78 per diluted share in the prior year quarter.

Net sales for the six months ended August 1, 2003 were $1.6 billion compared to $1.56 billion last year. For the first six months, net income was $30.5 million versus $30.9 million last year, and earnings per diluted share were $1.31 this year, compared to $1.30 last year.

Revenues

“To deliver higher earnings we had to overcome several revenue challenges this quarter”, said Tom Morgan, President and Chief Executive Officer. “The Industrial PVF segment continues to operate in a very tough environment, important construction markets in Texas and Colorado remain soft, and a large customer was lost to a different alliance in our Electric Utilities business.

“Our Water and Sewer business had to overcome two major setbacks. We took a hit with the record wet weather, particularly in May and June, and could not recover completely, despite a strong July. In addition, PVC and Ductile Pipe pricing was down double digits and resulted in lower sales pricing passed through to customers. The combination of these two factors resulted in negative rather than positive comparable branch sales growth in the quarter.

“Not every quarter is going to be smooth and we must manage through these rough times. The most important issue is that we believe our strategy is right and will deliver future growth in sales, earnings and cash flow,” concluded Morgan.

Earnings and Cash Flow

In terms of earnings and cash flow, David Bearman, Chief Financial Officer commented, “Despite the revenue challenges this quarter, we improved our overall operating expense ratio and increased diluted earnings per share over last year’s quarter. I am particularly encouraged by the improvement we made in operating cash flow. Our focus on inventory management, along with other working capital improvements, resulted in $45.9 million of cash flow from operations in the second quarter.”

Segment Revenue

Electrical and Plumbing revenues for the second quarter were $409 million, an increase of $55 million, or 15% over last year’s second quarter. This increase includes $55 million in Utiliserve revenues. Comparable branch sales were flat compared to last year’s second quarter. Year-to-date revenues for the Electrical and Plumbing segment were $802 million, an increase of $73 million over last year, or 10%. Utiliserve contributed $107 million to this year’s sales, and last year’s Electrical and Plumbing sales included $27 million for the extra week in the fiscal first quarter.

Water and Sewer / Building Materials revenues for the second quarter were $339 million, a decrease of $5 million, or 1% compared to last year’s second quarter. Comparable branch sales were also down 1% compared to last year’s second quarter. Year-to-date revenues were $655 million, a decrease of $19 million, or 3% to last year. The extra week in the fiscal first quarter of last year added $21 million to Water and Sewer / Building Materials sales.

Industrial PVF revenues for the second quarter were $67 million, a decrease of $10 million, or 12% as compared to last year’s second quarter. Comparable branch sales were down 13% to last year’s second quarter. Year-to-date revenues were $140 million, a decrease of $21 million, or 13% compared to last year. The extra week in the fiscal first quarter of last year added $7 million to Industrial PVF sales.

Third Quarter Outlook

Tom Morgan stated, “Despite the challenges presented by continued weakness in infrastructure and commercial construction, which is over half of our revenue base, and the Industrial PVF segment, we will again push to achieve positive revenue growth. For the first time in a long time, we are encouraged by what we’re seeing in the Electrical and Plumbing segment, although margins are being pressured.

“The recent Marden Susco acquisition in the Water and Sewer business will be accretive to earnings but probably not in the third quarter. The biggest short-term challenge we have is the sharp decline in the Industrial PVF segment where third quarter earnings are projected to be 50% below the year ago quarter, reducing our diluted earnings per share by $0.10.

“We also expect to record an accounting charge of approximately $0.05 per diluted share for exiting our former headquarters offices because we have been unable to sub-lease the space at this time in the currently weak Orlando commercial real estate market,” concluded Morgan.

Following are projected targeted ranges for the third quarter of fiscal 2004, compared to the year ago quarter:

•	Net Sales: $835 million—$845 million, an increase of 4% to 5%

•	Net Income: $17 million—$19 million, a decrease of 4% to 14%

•	Diluted Earnings per Share: $0.70—$0.78, a decrease of 7% to 17%

Webcast

Hughes Supply will host a webcast conference call at 9 a.m. Eastern time on Wednesday, August 27, 2003 to discuss the Company’s second quarter performance and outlook. This conference call can be accessed at http://www.hughessupply.com/ and click on the Investors tab, or you can dial 888-425-9158; passcode Hughes; leader Mr. David Bearman.

A replay of the conference call will be available on the website until September 27, 2003, or you may dial 800-964-5760 and use the passcode Hughes.

About Hughes Supply, Inc.

Hughes Supply, Inc. (www.hughessupply.com) is a distributor of construction and industrial materials, equipment and supplies with over 450 locations in 34 states. Headquartered in Orlando, Florida, Hughes Supply employs approximately 7,200 associates and generates annual revenues of over $3.0 billion. Hughes Supply is a Fortune 500 company and was named by Fortune the #2 Most Admired Company in America in the Wholesalers: Diversified Industry segment.

Except for historical information, all other information discussed in this news release consists of forward-looking statements under the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe”, “anticipate”, “estimate”, “expect”, “may”, “will”, “should”, “plan”, “intend”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance, and achievements expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the strength of the construction market, fluctuating commodity prices and unexpected product shortages, competition, Hughes Supply’s reliance on key personnel, general economic conditions, success in integrating acquired business units, Hughes Supply’s dependence on credit sales, and other factors set forth from time to time in filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release and under section 27A of the Securities Act and section 21E of the Exchange Act. Hughes Supply does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Hughes Supply, Inc.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Three Months Ended
	August 1, 2003	Ratio to Sales	August 2, 2002	Ratio to Sales
Net Sales	$815.1		$774.7
Cost of Sales	630.6		594.1

Gross Profit	184.5	22.6%	180.6	23.3%

Operating Expenses:
Selling, general and administrative	142.8		139.0
Depreciation and amortization	5.0		4.8

Total operating expenses	147.8	18.1%	143.8	18.6%

Operating Income	36.7	4.5%	36.8	4.8%

Other Income (Expense):
Interest and other income	1.8		2.0
Interest expense	(7.4)		(7.4)

	(5.6)		(5.4)

Income Before Income Taxes	31.1		31.4
Income Taxes	12.4		12.9

Net Income	$18.7	2.3%	18.5	2.4%

Earnings Per Share:
Basic	$0.82		$0.80

Diluted	$0.80		$0.78

Weighted-Average Shares Outstanding:
Basic	22.8		23.3

Diluted	23.3		23.8

Net Sales by Segment:				V %

Electrical/Plumbing	$409.0		$354.2	15.5%
Industrial PVF	67.4		77.0	(12.5%)
Water & Sewer/Building Materials	338.7		343.5	(1.4%)

	$815.1		$774.7	5.2%

Hughes Supply, Inc.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Six Months Ended
	August 1, 2003	Ratio to Sales	August 2, 2002	Ratio to Sales
Net Sales	$1,597.9		$1,564.7
Cost of Sales	1,238.0		1,203.0

Gross Profit	359.9	22.5%	361.7	23.1%

Operating Expenses:
Selling, general and administrative	287.3		287.8
Depreciation and amortization	10.1		9.8

Total operating expenses	297.4	18.6%	297.6	19.0%

Operating Income	62.5	3.9%	64.1	4.1%

Other Income (Expense):
Interest and other income	3.4		3.7
Interest expense	(15.1)		(15.4)

	(11.7)		(11.7)

Income Before Income Taxes	50.8		52.4
Income Taxes	20.3		21.5

Net Income	$30.5	1.9%	$30.9	2.0%

Earnings Per Share:
Basic	$1.33		$1.33

Diluted	$1.31		$1.30

Weighted-Average Shares Outstanding:
Basic	22.8		23.2

Diluted	23.2		23.7

Net Sales by Segment:				V %

Electrical/Plumbing	$802.3		$729.6	10.0%
Industrial PVF	140.5		161.3	(12.9%)
Water & Sewer/Building Materials	655.1		673.8	(2.8%)

	$1,597.9		$1,564.7	2.1%

Hughes Supply, Inc.

Consolidated Balance Sheets

(unaudited)

(in millions)

	August 1,	January 31,	August 2,
	2003	2003	2002
Assets

Current Assets:
Cash and cash equivalents	$3.8	$1.7	$3.3
Accounts receivable, net	469.0	423.1	456.4
Inventories	436.9	438.5	417.7
Deferred income taxes	17.9	19.7	15.1
Other current assets	52.6	48.5	32.7

Total current assets	980.2	931.5	925.2

Property and Equipment	170.4	157.8	144.8
Goodwill	320.1	320.1	263.8
Other Assets	29.6	26.9	20.3

	$1,500.3	$1,436.3	$1,354.1

Liabilities and Shareholders’ Equity

Current Liabilities:
Current portion of long-term debt	$63.7	$63.8	$21.3
Accounts payable	279.6	230.0	248.6
Accrued compensation and benefits	33.1	43.3	33.7
Other current liabilities	36.8	35.6	40.7

Total current liabilities	413.2	372.7	344.3

Long-Term Debt	366.4	378.1	356.6
Deferred Income Taxes	46.5	34.0	19.3
Other Noncurrent Liabilities	7.3	6.7	6.2

Total liabilities	833.4	791.5	726.4

Shareholders’ Equity:
Common stock	23.9	23.9	23.9
Capital in excess of par value	222.3	222.4	222.4
Retained earnings	442.4	416.7	394.0
Treasury stock and other	(21.7)	(18.2)	(12.6)

Total shareholders’ equity	666.9	644.8	627.7

	$1,500.3	$1,436.3	$1,354.1

Hughes Supply, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Three Months Ended		Six Months Ended
	August 1, 2003	August 2, 2002	August 1, 2003	August 2, 2002
Cash Flows from Operating Activities:
Net income	$18.7	$18.5	$30.5	$30.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5.0	4.8	10.1	9.8
Deferred income taxes	6.9	4.8	14.3	5.7
Other	1.9	3.0	4.7	7.8
Changes in assets and liabilities, net of businesses acquired:
Accounts receivable	(10.2)	(26.3)	(48.9)	(74.2)
Inventories	29.6	(14.4)	1.6	(21.3)
Other current assets	(11.5)	(4.8)	(4.1)	23.9
Other assets	(0.5)	0.3	(1.7)	0.1
Accounts payable	(0.3)	4.9	44.2	60.7
Accrued compensation and benefits	9.5	10.5	(10.2)	0.9
Other current liabilities	(2.8)	(4.6)	1.2	6.1
Other noncurrent liabilities	(0.4)	0.1	0.6	0.2

Net cash provided by (used in) operating activities	45.9	(3.2)	42.3	50.6

Cash Flows from Investing Activities:
Capital expenditures	(2.7)	(6.0)	(8.0)	(8.4)
Proceeds from sale of property and equipment	0.3	2.2	0.4	3.5

Net cash used in investing activities	(2.4)	(3.8)	(7.6)	(4.9)

Cash Flows from Financing Activities:
Net (payments) borrowings under short-term debt arrangements	(38.3)	11.1	(17.5)	(41.7)
Principal payments on other debt	(6.7)	(6.7)	(9.3)	(6.7)
Purchase of treasury shares	–	–	(6.0)	–
Dividends paid	(2.3)	(2.0)	(4.7)	(4.0)
Other	5.6	4.9	4.9	3.2

Net cash (used in) provided by financing activities	(41.7)	7.3	(32.6)	(49.2)

Net Increase (Decrease) in Cash and Cash Equivalents	1.8	0.3	2.1	(3.5)
Cash and Cash Equivalents, Beginning of Period	2.0	3.0	1.7	6.8

Cash and Cash Equivalents, End of Period	$3.8	$3.3	$3.8	$3.3